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               [LETTERHEAD OF WILSON, SONSINI, GOODRICH & ROSATI]



                                 July 22, 1996



Interlink Computer Sciences, Inc.
47370 Fremont Boulevard
Fremont, CA 94538

     RE:  REGISTRATION STATEMENT ON FORM S-1
          FILE NO. 333-05243
          ----------------------------------

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission on June 5, 1996 (Registration No. 333-05243) (the "Registration Statement"), as amended, in connection with the registration under the Securities Act of 1933, as amended, of the shares of Common Stock registered pursuant to the Registration Statement (the "Shares"). The Shares are to be sold as described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with said sale and issuance of the Shares.

     It is our opinion that the Shares, when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectuses constituting a part thereof, and any amendment thereto.

                                  Very truly yours,

                                  WILSON, SONSINI, GOODRICH & ROSATI
                                  Professional Corporation


                                  By: /s/ Thomas C. DeFilipps
                                      ----------------------------------------
                                          Thomas C. DeFilipps